United States
Securities and Exchange Commission

Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

iPAYMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iPayment, Inc.

40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215

Dear Stockholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of iPayment, Inc. to be held at our corporate headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee, on Monday, June 6, 2005, at 9:00 a.m. (C.T.).

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

     It is important that your shares be represented at the meeting. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.

Sincerely,

Gregory S. Daily
Chief Executive Officer and Chairman of the Board

iPayment, Inc.

40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iPayment, Inc., a Delaware corporation, will be held at its corporate headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee, on Thursday, June 6, 2005, at 9:00 a.m. (C.T.), for the following purposes:

1.	The election of seven directors;

2.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters that may be properly presented at the annual meeting.

     Stockholders of record at the close of business on April 18, 2005, will be entitled to vote at the meeting and any adjournment or postponement thereof. If you wish to vote your shares at the meeting, the inspector of elections will be available to record your vote at the meeting site beginning at 8:00 a.m. (C.T.) on the date of the meeting. Voting is expected to close at the commencement of the meeting.

     You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope or follow the alternative voting procedures described on the proxy.

By Order of the Board of Directors

Afshin M. Yazdian
Secretary
May 4, 2005

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

     The Board of Directors of iPayment, Inc. (the “Company”) is soliciting your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee, on Thursday, June 6, 2005, at 9:00 a.m. (C.T.) and any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy card to stockholders of the Company on or about May 4, 2005.

Record Date, Outstanding Shares and Quorum

     Only holders of record of the Company’s common stock at the close of business on April 18, 2005 (the “Record Date”), will be entitled to vote at the Meeting. On the Record Date, we had 16,852,290 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm.

Voting Rights and Voting of Proxies

     Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy), which means that the seven nominees with the most votes will be elected. Approval of Proposal No. 2 requires approval by the holders of a majority of the shares of common stock present at the Meeting (either in person or by proxy). Abstentions and broker non-votes will not have an effect on determining the number of shares voted.

Solicitation and Voting of Proxies

     The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 and in favor of Proposal No. 2. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment. Most beneficial owners whose stock is held in street name receive voting instructions forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent. The method of voting used will not limit a stockholder’s right to attend the Meeting.

Expenses of Solicitation

     The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2004 Annual Report to Stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

     If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications should be addressed to Afshin M. Yazdian, Corporate Secretary, 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, and must be received before the time that the proxy you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Proposal 1

ELECTION OF DIRECTORS

     Our board of directors consists of seven members. Our amended and restated certificate of incorporation provides that our board of directors will be elected to one-year terms. The terms of our seven current directors will expire at the Meeting. All seven current directors have been nominated for reelection through the 2005 Annual Meeting of Stockholders or until a successor is elected and qualified. In the case of a vacancy occurring during the year, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

     A stockholder may (i) vote for the election of any one or more of the nominees, or (ii) withhold authority to vote for one or more of the nominees by so indicating on the Proxy Card. Your shares will be voted as you specify on the enclosed Proxy Card or as you instruct via the alternative voting procedure described on the Proxy Card. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the Director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the Director nominees, your shares will be voted for that other person.

     Directors are elected by a plurality of votes of the shares represented at the meeting and entitled to vote. The effects of unvoted shares, abstentions and “broker non-votes” are discussed under “Information About the Meeting, Voting and Proxies.”

NOMINEES

     The following table sets forth information as to each nominee for election, including their age (as of the Record Date), background and principal occupations:

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Peter Y. Chung Age 37	Mr. Chung is a general partner and member of various entities affiliated with Summit Partners, L.P., a venture capital and private equity firm, where he has been employed since August 1994. Prior to joining Summit Partners, Mr. Chung worked in the Mergers and Acquisitions department of Goldman, Sachs & Co. Mr. Chung also serves as a director of Sirenza Microdevices, Inc. and SeaBright Insurance Holdings, Inc., as well as several privately held companies.	2002

Gregory S. Daily Age 46	Mr. Daily has served as Chairman of the Company’s board of directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.	2001

J. Donald McLemore, Jr. Age 48	Mr. McLemore is a partner and Chief Financial Officer of Claritas Capital, LLC, a venture capital firm. Prior to that, Mr. McLemore was a partner and Chief Financial Officer of Massey Burch Capital Corporation (and its predecessor entities), a venture capital firm, since 1987. Mr. McLemore is a licensed CPA in the state of Tennessee.	2003

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Jennie Carter Thomas Age 59	Since 1989, Dr. Thomas has served as a professor at Belmont University, College of Business in Nashville, Tennessee, where she teaches Organizational Behavior and Leadership and Ethics, among other courses. Formerly, she served as Associate Dean of the Jack C. Massey Graduate School of Business at Belmont. Dr. Thomas has also been a management consultant for numerous corporations and organizations.	2003

David T. Vandewater Age 54	Mr. Vandewater has served as President and Chief Executive Officer of Ardent Health Services, LLC, a provider of healthcare services, since January 2001. From August 2000 until January 2001, Mr. Vandewater acted in a consulting capacity for various healthcare companies. From June 1999 to August 2000, Mr. Vandewater served as the President of the international subsidiary of United Surgical Partners International, Inc., an owner and operator of short-stay surgical facilities, developing and expanding its surgical hospital operations. Mr. Vandewater was a private investor from August 1997 until June 1999.	2002

Clay M. Whitson Age 47	Mr. Whitson has served as the Company’s Chief Financial Officer and Treasurer since October 2002. From November 1998 to September 2002, Mr. Whitson was Chief Financial Officer of The Corporate Executive Board Company, a provider of best practices research and quantitative analysis focusing on corporate strategy, operations and general management issues. From 1996 to October 1998, Mr. Whitson served as the Chief Financial Officer of PMT Services, Inc., a credit card processing company.	2002

David M. Wilds Age 64	Mr. Wilds has served as a managing partner of First Avenue Partners, L.P., a private equity partnership, since May 1998. From January 1995 to March 1998, Mr. Wilds served as President of Nelson Capital Partners III, L.P., a merchant banking company. Mr. Wilds currently serves on the boards of directors of Dollar General Corporation, Internet Pictures Corporation and Symbion, Inc.	2001

     Beneficial ownership information for these individuals is shown under the heading “Security Ownership by Directors and Executive Officers” and is based on information furnished by the respective individuals.

     The Board of Directors Unanimously Recommends that you vote to re-elect Mr. CHUNG, Mr. DAILY, Mr. McLEMORE, Dr. THOMAS, Mr. VANDEWATER, Mr. WHITSON and Mr. WILDS as directors for a one-year term.

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee recommends to the stockholders the ratification of the selection of Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2005. Ernst & Young has served as the independent registered public accounting firm for the Company since 2001. Historically, Ernst & Young has followed a policy of rotating the partner in charge of the Company’s audit every seven years. Consistent with the recently adopted regulations pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated every five years.

Pre-Approval Policy

     A representative of Ernst & Young will be present at the Meeting, may make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Audit Committee pre-approves and reviews audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. During 2003 and 2004, the Company did not obtain any non-audit services from Ernst & Young, and obtained such services as necessary from other service providers. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Report of the Audit Committee” and “Committees of the Board of Directors.” The Audit Committee pre-approved all audit services provided by the independent auditor in 2004. In the future, the Company may engage Ernst & Young to provide certain permitted audit-related and non-audit services in accordance with applicable law.

Fees Paid to Independent Registered Public Accounting Firm

     The following table sets forth the aggregate fees billed to iPayment, Inc. for the years ended December 31, 2004 and 2003, by Ernst & Young:

	2004		2003
Audit Fees	$702,000	(a)	$506,000	(b)
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

	$702,000		$506,000

(a)	Comprised of fees for the fiscal 2004 financial statement audit, as well as the audit of internal control over financial reporting, and review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(b)	Comprised of fees for the fiscal 2003 financial statement audit, certain acquisitions, and review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

     In the event the stockholders fail to ratify the appointment of Ernst & Young, the Audit Committee of the Board of Directors will consider the possible selection of other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its stockholders.

The Board of Directors Unanimously Recommends that you vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised solely of independent directors, as defined by the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market, Inc., and operates under a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance.”

     The Audit Committee includes at least one independent director who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. J. Donald McLemore, Jr. is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is an SEC disclosure requirement related to Mr. McLemore’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. McLemore any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

     The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit function. Management has the primary responsibility for preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with applicable accounting standards, and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards in the United States. Members of the Audit Committee are not auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

     In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee’s discussions with the independent registered public accounting firm were held both with and without management present, and included the scope of their respective audits, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as of December 31, 2004.

     In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and approved the fees for audit services provided by Ernst & Young. The Company has not obtained any non-audit services from Ernst & Young in light of the possible effect of the performance of such services on the auditors’ independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. The Audit Committee has recommended (which recommendation was adopted by the Board of Directors) the selection of the Company’s independent registered public accounting firm, subject to stockholder approval.

AUDIT COMMITTEE
J. Donald McLemore, Jr. (Chairperson)
Jennie Carter Thomas
David T. Vandewater

SECURITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following tables sets forth, as of March 31, 2005, the beneficial ownership of the Company’s common stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Each person has sole voting and investment power of the shares, except as noted.

	Amount and Nature of
Name	Beneficial Ownership (1)		% of Class
Peter Y. Chung	676,166	(2)	3.9%
Gregory S. Daily	1,972,739	(3)	11.7
Carl A. Grimstad	1,268,704		7.5
J. Donald McLemore, Jr.	9,254		*
Jennie Carter Thomas	9,254		*
Robert S. Torino	296,324	(4)	1.8
David T. Vandewater	78,659	(5)	*
Clay M. Whitson	303,699	(6)	1.8
David M. Wilds	145,177	(7)	*
Afshin M. Yazdian	110,917	(4)	*
All directors and executive officers as a group (11 persons)	4,870,893	(8)	27.2

*	Indicates less than 1.0%.

(1)	The number of shares reported includes shares covered by options that are exercisable within 60 days of March 31, 2005, as` follows: Mr. Chung, 18,508; Mr. Grimstad, 25,000; Mr. McLemore, 9,254; Dr. Thomas, 9,254; Mr. Torino, 10,000; Mr. Vandewater, 13,881; Mr. Whitson, 188,810; Mr. Wilds, 18,508; Mr. Yazdian, 94,417; all directors and executive officers as a group; 387,632.

(2)	Includes 657,658 shares issuable on conversion of subordinated promissory notes held by investment funds owned by Summit Partners, L.P. Mr. Chung is a general partner of Summit. Mr. Chung disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(3)	Includes 47,445 shares held by the Daily Family Foundation and 1,925,294 shares held by Mr. Daily.

(4)	Includes 10,000 shares of restricted stock which must be forfeited back to the Company if Mr. Torino or Mr. Yazdian ceases to be employed by the Company prior to January 14, 2006.

(5)	Includes 19,433 shares held by the David T. Vandewater Foundation, 4,049 shares held by the David T. Vandewater Roth IRA and 41,296 shares held by Mr. Vandewater.

(6)	Includes 31,407 shares held by the Clay M. Whitson Grantor Retained Annuity Trust. Also includes 83,482 shares held by Mr. Whitson himself, 20,000 of which are restricted and must be forfeited back to the Company if Mr. Whitson ceases to be employed by the Company prior to January 14, 2006.

(7)	Includes 48,935 shares held by Mr. Wilds, as well as 29,150 shares held by iPayment Lenders and 48,584 shares held by Sails Investors, both of which are affiliates of Mr. Wilds. Mr. Wilds disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the named entities.

(8)	Includes 40,000 shares of restricted stock as noted in (4) and (6), above.

PRINCIPAL HOLDERS OF COMMON STOCK

     There are currently no known beneficial owners of five percent (5%) or more of our common stock, other than those listed in the table under the heading “Security Ownership by Directors and Executive Officers” shown on the previous page.

GOVERNANCE OF THE COMPANY

     Our Board of Directors takes corporate governance very seriously and is committed to sound corporate governance practices. Our Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of iPayment. In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Bylaws, the Board of Directors is to consist of not less than three nor more than nine Directors. Our Board of Directors currently consists of seven directors. During 2004, the Board of Directors met or took action by written consent nine times (not including Committee meetings). Each of the Directors attended at least 75% percent of the aggregate number of meetings of the Board and Board committees on which they served during 2004.

CODE OF BUSINESS CONDUCT AND ETHICS

     The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all directors, consultants and employees, including the Chief Executive Officer and the Chief Financial Officer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. A copy of the Code of Ethics is available in the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance”. The information on the Company’s website is not incorporated by reference in this Proxy Statement. The Company will disclose amendments to provisions of the Code of Ethics by posting such amendments on its website. In addition, any such amendments, as well as any waivers of the Code of Ethics for directors or executive officers will be disclosed in a report on Form 8-K.

INDEPENDENCE OF DIRECTORS

     The Board of Directors has determined that five of its seven members are independent directors in accordance with the requirements of the NASDAQ Stock Market. These requirements include a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the NASDAQ Stock Market rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to the Company and its management. The Board has reviewed the independence of the current non-management directors under these standards and found Mr. Chung, Mr. McLemore, Dr. Thomas, Mr. Vandewater, and Mr. Wilds to be independent.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders who wish to communicate with the Board of Directors, or individual directors, may send correspondence to them care of Afshin Yazdian, Corporate Secretary, 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. Currently, the Secretary does not screen this correspondence to determine which communications will be relayed to Board members, but a majority of the independent directors may change this policy if they believe a change is necessary due to the nature and/or volume of the correspondence.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has designated an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating committee. The members of each committee are appointed by the Board of Directors and serve one-year terms.

Audit Committee

     The Audit Committee currently consists of Mr. McLemore (Chairperson), Dr. Thomas and Mr. Vandewater, each of whom the Board of Directors has determined is independent under the rules of the NASDAQ Stock Market described above and also qualify as “independent” under special standards established by the SEC for members of audit committees. All Audit Committee members are financially literate, and at least one member must have accounting or related financial management expertise. The Company believes that Mr. McLemore meets the requirements for a financial expert under the Sarbanes-Oxley Act of 2002 and as defined by Item 401(h) of Regulation S-K of the Securities and Exchange Commission. The Audit Committee is charged with the following responsibilities:

•	the engagement, oversight and compensation of the Company’s independent auditors;

•	reviewing the plan, scope and results of the annual audit to be conducted by the Company’s independent auditors;

•	pre-approving all audit and non-audit services provided to the Company by its independent auditors;

•	meeting periodically with the Company’s independent auditors and the Chief Financial Officer to review matters relating to the Company’s consolidated financial statements, accounting principles and system of internal accounting controls; and

•	reporting its recommendations as to the approval of the Company’s consolidated financial statements to the Board of Directors.

     The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and the Audit Committee charter, a copy of which is available in the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance.” During 2004, the Audit Committee met or took action by written consent eight times.

Compensation Committee

     Our Compensation Committee currently consists of Dr. Thomas (Chairperson), Mr. McLemore and Mr. Vandewater, each of whom the Board of Directors has determined is independent under the rules of the NASDAQ Stock Market. The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our executive officers. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors and officers, and administrates the Company’s stock incentive plans. During 2004, the Compensation Committee met or took action by written consent three times. No interlocking relationship exists between our Compensation Committee and the Compensation Committee of any other company. The Compensation Committee is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance.”

Corporate Governance and Nominating Committee

     Our corporate governance and nominating committee currently consists of Mr. Wilds (Chairperson), Mr. Vandewater and Mr. McLemore, each of whom the Board of Directors has determined is independent under the rules of the NASDAQ Stock Market. The Corporate Governance and Nominating Committee identifies, evaluates and recommends potential board and committee members. The committee also establishes and reviews board and committee governance and practices. The corporate governance and nominating committee is also responsible for identifying and recommending candidates to fill vacancies on the Board of Directors, as well as the slate of nominees for election as directors by stockholders. The Corporate Governance and Nominating Committee is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.ipaymentinc.com, under “Corporate Governance.”

DIRECTOR NOMINATION PROCESS

     Directors may be nominated by the Board of Directors or by stockholders in accordance with our Amended and Restated Bylaws. As a matter of course, the Corporate Governance and Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Corporate Governance and Nominating Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or other related industries and such other factors as the Corporate Governance and Nominating Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Corporate Governance and Nominating Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors. The Company does not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. Stockholder recommendations may be submitted to the Secretary of the Company at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, and such recommendations will be forwarded to the Corporate Governance and Nominating Committee. Such nominations must be made in accordance with the provisions of the Company’s Amended and Restated Bylaws, including the requirement that they are received by the Secretary of the Company not less than one hundred fifty (150) days prior to any meeting of stockholders called for the election of directors.

COMPENSATION OF DIRECTORS

     In 2004, directors who were not employees of the Company or its affiliates were paid an annual retainer of $20,000. Management directors receive no additional compensation for serving on the Board or any committees. In addition, non-employee directors are paid $1,000 for each committee meeting they attend. Non-employee directors also receive annual grants of non-qualified options pursuant to the Non-Employee Directors Stock Option Plan. Each non-employee director is entitled to receive options to purchase 4,627 shares of common stock upon commencing services as a director and, during the course of their service, options to purchase 4,627 shares of common stock on the date of each annual stockholders’ meeting thereafter. Directors are reimbursed for their actual expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals and lodging. Board members are expected to attend the Annual Meeting except where the failure to attend is due to unavoidable circumstances.

EXECUTIVE COMPENSATION

     The Compensation Committee has overall responsibility for executive officer compensation and other compensation and benefit programs. For additional information concerning the Compensation Committee, see “Executive Compensation Report by the Compensation Committee.”

EXECUTIVE OFFICERS

     Certain information concerning the Company’s executive officers is set forth below:

     Gregory S. Daily, age 46, has served as Chairman of the Company’s board of directors and Chief Executive Officer since February 2001. From January 1999 to December 2000, Mr. Daily was a private investor. In 1984, Mr. Daily co-founded PMT Services, Inc., a credit card processing company, and served as President of PMT Services, Inc. at the time of its sale to NOVA Corporation, a credit card processing company, in September 1998. Mr. Daily served as the Vice Chairman of the board of directors of NOVA Corporation from September 1998 until May 2001. Mr. Daily has served as the Chief Manager and President of Caymas, LLC, a private investment company, since January 2001 and he has served as the Chief Executive Officer of Hardsworth, LLC, a private investment company, since May 1997.

     Carl A. Grimstad, age 37, has served as our President since April 2001 and served as our Chief Executive Officer until February 2001. From January 2000 until March 2001, Mr. Grimstad held various executive positions with iPayment Technologies and from March 2000 until April 2001, also served as the Vice-Chairman of iPayment Technologies. Mr. Grimstad has served as the Vice President and Secretary of Caymas, LLC since January 2001. Since 1995, Mr. Grimstad served as managing partner of GS Capital, LLC, a private investment firm.

     Clay M. Whitson, age 47, has served as the Company’s Chief Financial Officer and Treasurer since October 2002. From November 1998 to September 2002, Mr. Whitson was Chief Financial Officer of The Corporate Executive Board Company, a provider of best practices research and quantitative analysis focusing on corporate strategy, operations and general management issues. From 1996 to October 1998, Mr. Whitson served as the Chief Financial Officer of PMT Services, Inc., a credit card processing company.

     Afshin M. Yazdian, age 32, has served as our Executive Vice President and General Counsel since February 2001. He has served as our Secretary since August 2002 and served as our Assistant Secretary from February 2001 to August 2002. Mr. Yazdian served from March 2000 to January 2001 as General Counsel and Vice President of Mergers and Acquisitions for eConception, a technology venture fund. From August 1997 to March 2000, Mr. Yazdian practiced in the corporate and mergers and acquisitions groups at the law firm of Waller Lansden Dortch & Davis, PLLC.

     Robert S. Torino, age 51, has served as our Executive Vice President since January 2001 and as our Assistant Secretary since August 2002. From January 2001 to September 2002, he served as our Chief Financial Officer. Mr. Torino served as Chief Financial Officer of iPayment Technologies, Inc. from April 2000 to December 2000, and as Executive Vice President and Chief Operating Officer of iPayment Technologies, Inc. from July 2000 to December 2000. From October 1999 to April 2000, Mr. Torino served as Chief Executive Officer of M80 Technologies, Inc., a start-up software development company. Mr. Torino served as President and Chief Executive Officer of TRUE Software Inc., a software development company, from April 1995 until its acquisition by McCabe & Associates in October 1999.

SUMMARY COMPENSATION TABLE

     The following table shows the cash and other compensation paid or earned and certain long-term awards made to our Chief Executive Officer and each of our four most highly compensated executive officers (the “Named Executives”) for all services to the Company in all capacities for 2004, 2003 and 2002.

		Annual Compensation			Long-Term Compensation
							Securities
				Other Annual	Restricted		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock Awards (5)		Options (5)	Compensation
Gregory S. Daily	2004	$300,000	$—	$—	$—		—	$6,000	(2)
Chairman of the Board and	2003	12,000	—	—	—		—	200	(2)
Chief Executive Officer	2002	12,000	—	—	—		—	—

Carl A. Grimstad	2004	$225,000	$300,000	$—	$—		—	—
President	2003	200,000	—	—	—		50,000	—
	2002	195,000	100,000	—	—		—	—

Clay M. Whitson (1)	2004	$296,000	$300,000	$—	$705,000	(4)	—	$48,880	(3)
Chief Financial Officer	2003	276,000	—	—	—		100,000	7,935	(2)
	2002	69,000	—	—	—		138,810	—

Afshin M. Yazdian	2004	$135,000	$175,000	$—	$352,500	(4)	—	$4,800	(2)
Executive Vice President,	2003	105,000	—	—	—		7,500	4,650	(2)
General Counsel and	2002	102,500	50,000	—	—		32,389	2,138	(2)
Secretary

Robert S. Torino	2004	$205,000	$250,000	$—	$352,500	(4)	—	—
Executive Vice President and	2003	180,000	—	—	—		20,000	—
Assistant Secretary	2002	180,00	90,000	—	—		—	—

(1)	Mr. Whitson joined the Company in October 2002.

(2)	Represents Company’s matching of 401k plan contributions made by executive officers.

(3)	Represents moving expenses of $40,000 reimbursed to Mr. Whitson in 2004 and Company’s matching of Mr. Whitson’s 401k plan contributions of $8,880.

(4)	On January 14, 2004, Mr. Whitson received 20,000 shares of restricted stock and Mr. Yazdian and Mr. Torino each received 10,000 shares of restricted stock. These shares vest on the second anniversary date of the award. As of December 31, 2004, the fair value of restricted shares held by Mr. Whitson, Mr. Yazdian and Mr. Torino was $990,400, $495,200 and $495,200, respectively.

(5)	The executive officers may, in order to satisfy certain withholding requirements at the time of exercise or vesting, allow the Company to repurchase such number of shares as is necessary to satisfy the Company’s withholding tax obligation.

AGGREGATED OPTION EXERCISES IN 2004 AND

YEAR-END 2004 OPTION VALUES

     The following table contains information concerning stock options to purchase common stock held as of December 31, 2004, by each Named Executive. These options were granted under the Company’s Stock Incentive Plan.

			Number of Securities Underlying
			Unexercised Options		Value of Unexercised In-the Money
			at Fiscal Year-End		Options at Fiscal Year-End (1)
	Shares	Value
	Acquired on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name and Principal Position	Exercise (#)	($)	(#)	(#)	($)	($)
Gregory S. Daily Chairman of the Board and	—	$—	—	—	$—	$—
Chief Executive Officer

Carl A. Grimstad	—	$—	12,500	37,500	$419,000	$1,257,000
President

Clay M. Whitson	—	$—	163,810	75,000	$6,961,871	$2,514,000
Chief Financial Officer

Afshin M. Yazdian Executive Vice President,	2,000	$65,651	95,042	5,625	$4,483,938	$188,550
General Counsel and Secretary

Robert S. Torino Executive Vice President	—	$—	5,000	15,000	$167,600	$502,800
and Assistant Secretary

(1)	Calculated based on the closing price of our common stock as traded on the NASDAQ Stock Market as of December 31, 2004, which was $49.52, less the per share exercise price, multiplied by the number of shares underlying the options.

EXECUTIVE COMPENSATION REPORT
by the
COMPENSATION COMMITTEE

     The Committee evaluates the Company’s executive compensation at least annually to ensure the level and mix of executive compensation enhances the Company’s ability to attract and retain a highly-skilled and motivated executive team. The Committee also considers the total annual compensation for its executive officers, both individually and as a group. In 2004, the Committee approved a compensation program to closely align executive compensation with the Company’s overall business strategies and goals. During 2005, the Committee will continue to examine its executive compensation program to ensure that it is meeting the Company’s needs and has recently engaged an independent compensation consultant to assist in this process. The independent compensation consultant is engaged directly by, and reports directly to, the Committee and does not perform other services for the Company.

     Compensation Strategy. The Company’s compensation strategy remains focused on linking the interests of management and stockholders, attracting and retaining a highly-skilled executive team, and basing rewards on both personal and corporate performance. The executive compensation program contains three elements:

•	competitive base salaries,

•	annual cash incentives determined by the performance of each executive officer and the Company against set targets, and

•	intermediate and long-term incentive components, payable in the form of restricted stock or stock options, driven by performance of each executive officer and the Company.

     The program is designed so that the sum of these three elements, assuming performance targets are met, will generally be comparable to similar positions with peer companies, consistent with the Company’s compensation policies and the best interests of the stockholders. The peer group may not be identical to the Peer Index included in the Performance Graph on page 16 of this proxy statement.

     Base Salaries. Base salaries for the Company’s executive officers are determined, in part, through comparisons with peer companies with which the Company competes for personnel and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of the Company. The Committee reviews each executive officer’s salary on an annual basis and may increase such salaries based on (i) the individual’s contribution to the Company compared to the preceding year, (ii) the individual’s responsibilities compared to the preceding year and (iii) any increase in median pay levels at peer companies.

     Annual Bonuses. The Committee’s policy is to award annual bonuses in order to motivate and reward the Company’s executive officers, as individuals and as a team, to attain the Company’s annual financial goals and operating objectives. Annual bonuses typically reflect competitive industry practice and certain performance metrics. All bonuses for executive officers are reviewed and approved by the Compensation Committee.

     Annual bonus awards for the executive officers in 2004 were made pursuant to a bonus plan adopted by the Committee in 2004. Under the 2004 plan, the bonus payable to each executive officer was based on the Company achieving certain annual earnings per share targets that were set by the Compensation Committee at the time the plan was adopted. Assuming a particular earnings per share target was met, the Compensation Committee could award bonuses within a maximum range of $1.0 million to $1.3 million.

     In light of the Company’s achievement of the predetermined earnings per share targets and its strong performance in 2004, the executive officers as a group were awarded aggregate cash bonuses of $1.0 million, which was within the target range for potential bonuses. Consistent with past practice, the Chief Executive Officer elected to forgo his bonus in recognition of his significant ownership position in the Company as described more fully below. The Compensation Committee elected to award in cash each of the executive officers (other than the CEO) the maximum bonus payable under the plan to such executive officers. The Company’s earnings per share under the plan were calculated after giving effect to potential bonuses, and were payable in the form of cash, stock options or restricted stock at the discretion of the Compensation Committee.

     Stock-based Compensation. The Company believes that stock-based compensation is a key component to the compensation of its executive officers. Stock-based compensation provides a substantial incentive to these executives by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive officers. The Company has historically rewarded its executive officers through the grant of stock options and restricted stock.

     The Committee employs no particular set of mechanical criteria in awarding stock-based compensation. Rather, it evaluates a series of factors including: (i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company’s industry; and (vi) that level of combination of cash compensation and stock-based compensation that would be required from a competitive point of view to retain the services of a valued executive officer. In January 2004, the Committee granted the following shares of restricted stock to executive officers: 20,000 shares to Mr. Whitson, 10,000 shares to Mr. Torino, and 10,000 shares to Mr. Yazdian. These shares vest on the second anniversary date of the grant.

     Chief Executive Officer Compensation. Mr. Daily is a substantial stockholder and he elected to draw a modest annual salary of $12,000 during 2003. In reaching this arrangement, the Compensation Committee recognized that Mr. Daily’s equity position served as sufficient incentive to align his interests with the long-term performance of the Company. Commencing in 2004, the Compensation Committee approved an increase in Mr. Daily’s base salary to $300,000 based on the criteria described above in the section captioned “Base Salary” and may approve other changes in Mr. Daily’s compensation during 2005 in a manner consistent with the factors discussed above for other executive officers. In light of Mr. Daily’s significant stockholdings in the Company, the Compensation Committee, with agreement with Mr. Daily, did not believe it necessary in 2004 to provide further equity incentives in the form of stock options or restricted stock. The Compensation Committee intends to review this determination annually.

     Policies with Respect to Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows federal income tax deductions for certain compensation in excess of $1.0 million in any fiscal year to each of the Company’s executive officers. Certain performance-based compensation is not subject to the deduction limit. The Committee’s general policy is to structure compensation programs that allow the Company to deduct compensation in accordance with section 162(m). The Committee does not believe that, other than certain restricted stock grants, its compensation arrangements will result in compensation in excess of $1.0 million being paid to any of its executive officers in a given year for purposes of section 162(m). Certain payments, however, including restricted stock grants, under the Company’s executive compensation program, as described in this Report, may not qualify for federal income tax deductions. In addition, in the future the Board may determine to award compensation that would not be deductible under Section 162(m) in such circumstances as it deems appropriate.

     Summary. The Committee believes that the combination of competitive base salaries, annual incentives paid in cash, and intermediate and long-term incentive compensation paid in restricted stock and stock options comprises a highly-effective and motivational executive compensation program, which works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Company in seeking to achieve, over time, above-average, long-term performance. The Committee has reviewed a calculation of total compensation available to the executive officers, and has determined that those amounts were not excessive or unreasonable.

COMPENSATION COMMITTEE
Jennie Carter Thomas (Chairperson)
J. Donald McLemore, Jr.
David T. Vandewater

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Gregory Daily

     In February 2001, we entered into an employment agreement with Gregory S. Daily, our Chairman of the Board and Chief Executive Officer. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement with us, Mr. Daily purchased 156,161 shares of our common stock in April 2001 at a price of $0.02 per share. Mr. Daily will also receive those employee benefits generally provided to our executive employees.

Carl Grimstad

     In February 2001, we entered into an employment agreement with Carl A. Grimstad, our President. The employment agreement was originally for one year, with successive one-year terms unless either party provides written notice to the other party ninety days prior to the expiration of the term. In connection with the execution of his employment agreement, Mr. Grimstad purchased 147,601 shares of our common stock in April 2001 at a price of $0.02 per share. Mr. Grimstad will also receive those employee benefits generally provided to our executive employees.

     We may terminate each of Mr. Daily’s and Mr. Grimstad’s employment agreement for cause. However, if we terminate either Mr. Daily or Mr. Grimstad without cause, we must pay such employee an amount equal to his base salary for the remainder of the term of the contract.

Clay Whitson

     In June 2002, we entered into an employment agreement with Clay M. Whitson, our Chief Financial Officer and Treasurer. The employment agreement was originally for one year with successive one-month terms beginning each month after September 3, 2003. Under the agreement, Mr. Whitson is entitled to an annual base salary (currently $296,000), to be reviewed annually by the Compensation Committee, plus a bonus of (a) up to 50% of his base salary for achieving performance criteria established by the board of directors or (b) a pro rata portion of such bonus which is greater or less than the amount in clause (a) based on Mr. Whitson’s performance, our business and financial condition and the operating results achieved. If a change of control (as defined therein) occurs and Mr. Whitson’s employment agreement is not terminated, Mr. Whitson’s bonus must be at least the highest bonus determined by the board of directors (whether or not paid to him prior to change of control) during any of the three fiscal years preceding such change of control. Mr. Whitson will also receive those employee benefits generally provided to our executive employees.

     We may also terminate Mr. Whitson’s employment agreement without cause. If Mr. Whitson is terminated without cause prior to a change of control, he will be entitled to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. Mr. Whitson may terminate the employment agreement without cause, whereby he will be entitled to a pro-rata amount of his base salary and bonus for the portion of the term of his employment agreement completed on the date of termination. Mr. Whitson may also terminate the employment agreement for cause following a change in control.

RETIREMENT PLAN

     Mr. Daily, Mr. Whitson and Mr. Yazdian participate in the Company’s defined contribution plans. The Company’s contributions to its defined contribution plans on behalf of the Named Executives are shown in the “All Other Compensation” column of the Summary Compensation Table.

STOCK INCENTIVE PLANS

     Our Stock Incentive Plan was adopted by our Board of Directors in May 2001. In August 2002 and April 2003, this plan was amended and restated by our Board of Directors. Our Non-Employee Directors Stock Option Plan was adopted by our Board of Directors in April 2003. As of December 31, 2004, we had authorized 2,668,826 shares of common stock for issuance under these plans, subject to automatic increases described below. This share reserve includes the shares subject to outstanding options under the plan. No participant in our amended and restated plans may be granted stock options and direct stock issuances for more than 462,700 shares of common stock per calendar year. Each of these plans has been approved by our stockholders. The following table is a summary of the shares reserved for issuance as of December 31, 2004, pursuant to outstanding options, warrants and rights granted under our equity compensation plans.

				Number of securities
				remaining available for
	Number of securities to be			future issuance under equity
	issued upon exercise of		Weighted-average exercise	compensation plans
	outstanding options,		price of outstanding options,	(excluding securities
	warrants and rights		warrants and rights	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders

Stock Incentive Plan (1)	1,260,310	(2)	$15.80	611,569	(2)

Non-Employee Directors Stock Option Plan	69,405		$16.00	272,993

Equity compensation plans not approved by security holders	—		$—	—

Total	1,329,715		$15.81	884,562

(1)	The Stock Incentive Plan provides that the number of shares under the plan is automatically increased on January 1 of each year by the lesser of (a) an additional number of shares that, when added to the then maximum number of shares of common stock that may be issued pursuant to the plan, is equal to 12.5% of the total number of shares outstanding on the last trading day in December of the immediately preceding calendar year, (b) a number determined by the Board of Directors, and (c) 3,470,250 shares. For the purpose of (a), the number of shares outstanding is calculated by dividing by 0.875 the total number of shares of common stock outstanding, plus all securities or debt convertible into shares of common stock. This amount is multiplied by 12.5% and the total unissued and outstanding shares reserved under the Non-Employee Directors Stock Option Plan is subtracted from the result. As of January 1, 2005, this provision resulted in an increase of 464,249 shares available for issuance under the Stock Incentive Plan.

(2)	Between January 1, 2005 and March 31, 2005, we granted options to purchase 270,000 shares of our common stock to various employees at a weighted-average exercise price of $41.93. None of these options were issued to executive officers.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative total stockholder return on Common Stock of the Company since its initial public offering on May 12, 2003, with the cumulative total return over the same period of (i) the S&P 500 Index, and (ii) the NASDAQ Computer and Data Processing Services Index.

     Pursuant to rules of the Securities and Exchange Commission, the comparison assumes $100 was invested on May 12, 2003, in the Company’s common stock and in each of the indices and assumes reinvestment of dividends, if any. Also pursuant to the rules of the Securities and Exchange Commission, the returns of each of the companies in the peer group are weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated. Historic stock price is not indicative of future stock price performance.

CERTAIN TRANSACTIONS

     In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm’s-length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved. The Board of Directors does not consider that any such transactions would interfere with the exercise of independent judgment in carrying out the responsibilities of a director under the rules of the Nasdaq Stock Market and the Board of Directors is not currently aware of any related party transactions other than those set forth below.

     Notes Payable. At various times in 2001 and 2002, we executed subordinated promissory notes to certain of our directors and officers or to their related parties in the aggregate amount of $17.4 million. In connection with these notes, we issued warrants to purchase 563,569 shares of our Common Stock at an exercise price of $0.02 per share. These notes were repaid in 2003, with the exception of one note payable to Mr. Daily, and all warrants were exercised in 2003. In January 2004, we repaid the entire remaining balance of $4.5 million to Mr. Daily in full payment of the note.

     Summit Partners, L.P. Mr. Chung is a general partner of Summit Partners, L.P. In March 2002, we executed convertible subordinated promissory notes to entities affiliated with Summit in an aggregate amount of $14.9 million (and together with unaffiliated parties an aggregate of $15.0 million) for the acquisition of one of our subsidiaries (E-Commerce Exchange). These notes bear interest at 4.52% and mature on March 19, 2008. The notes and a portion of the accrued interest thereon are convertible, at the option of the holders, into shares of our Common Stock at a price of $23.16 per share. At December 31, 2004, $15.9 million (including $1.0 million of accrued interest) was outstanding, which was convertible into 662,079 shares of our Common Stock.

     Hardsworth. Mr. Daily owns Hardsworth, LLC, an investment company. We reimbursed Hardsworth approximately $202,000 in 2004 for use of an executive jet for corporate purposes. Hardsworth owns a 100 percent interest in the jet.

MISCELLANEOUS

Indemnification

     We indemnify our directors and executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is permitted under our by-laws and we have also entered into agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Voting on Other Matters

     Management is not aware of any other business to be transacted at the Meeting. The Company’s Amended and Restated Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Meeting. If any stockholder proposals or other business to be transacted properly come before the Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders

     Any stockholder who intends to present a proposal at the annual meeting in the year 2006 must deliver the proposal to the Corporate Secretary at 40 Burton Hills Blvd., Suite 415, Nashville, TN 37215:

•	not later than January 3, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

•	not later than 150 days prior to the 2006 Annual Meeting, if the proposal is submitted pursuant to the Company’s Amended and Restated Bylaws, in which case we are not required to include the proposal in our proxy materials.

     The Company is not required to include in its proxy statement and form of proxy a stockholder proposal which fails to meet the requirements for stockholders set forth in its Amended and Restated Bylaws and/or established by the regulations of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s Common Stock (“Section 16 Persons”) to file reports of ownership and changes in ownership in the Company’s Common Stock with the SEC and the NASDAQ Stock Market. Based on the Company’s records and other information the Company believes that all Section 16(a) filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended December 31, 2004.

* * *

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.

IPAYMENT, INC.

ANNUAL MEETING OF STOCKHOLDERS
Monday, June 6, 2005

This Proxy is Solicited by the Board of Directors of iPayment, Inc. (IPMT)

for use at the Annual Meeting on June 6, 2005.

     By signing this proxy, you revoke all prior proxies and appoint Mr. Daily and Mr. Yazdian, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of iPayment, Inc. you held in your account on April 18, 2005, at the Annual Meeting of Stockholders of iPayment, Inc., and any adjournment or postponement of such meeting, in the manner specified on this proxy. In their discretion, Mr. Daily and Mr. Yazdian are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

01 Peter Y. Chung	02 Gregory S. Daily	03 J. Donald McLemore, Jr.	04 Jennie Carter Thomas
05 David T. Vandewater	06 Clay M. Whitson	07 David M. Wilds

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) on the line below.)

(Continued and to be dated and signed on reverse side)

2.	The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for 2005.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

Indicate change below:

Date:	, 2005

Signature

Signature(s)

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Mark, sign and date your proxy card, and return it in the postage-paid envelope we’ve provided or return it to iPayment, Inc., c/o Wachovia Bank, N.A., P.O. Box 217950, Charlotte, NC 28254-3555.